UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2009
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware	77-0156584
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
          On May 18, 2009, Trident Microsystems, Inc., a Delaware corporation (the “Company”) announced an update to its outlook for the fourth quarter of fiscal year 2009, and intends to discuss this updated guidance on May 18, 2009 at the Seventh Annual JMP Securities Research Conference available by webcast to all stockholders on the Company’s website at www.tridentmicro.com. The updated guidance is as follows:
Fourth Quarter Fiscal Year 2009 Outlook
•	Net revenues are expected to be in the range of $15 to $18 million.

•	Gross Margin in the low 30% range.

•	Non-GAAP operating loss is projected to be in the range of $15 to $17 million.

•	The company expects to end the quarter with a cash balance of approximately $177 to $182 million.
          The Company’s revised outlook for the fourth quarter of fiscal year 2009 set forth above is based on current expectations, includes expected results from the recently completed acquisition of certain consumer business division assets from Micronas Semiconductor Holding AG, and is subject to certain risks and uncertainties, that could cause actual results to differ materially, including, in particular, the Company’s ability to successfully integrate the consumer business division product lines acquired from Micronas, its ability to build upon its core strengths, including its technology, engineering team, competitive cost structure and strong balance sheet, the timing of product introductions, the ability to obtain design wins among major OEMs for the Company’s products, and competitive pressures, including pricing and competitors’ new product introductions, the impact of the current global macroeconomic environment, the increasingly competitive DTV market and the Company’s ability to retain key employees. Additional factors that may affect the Company’s business are described in detail in its filings with the Securities and Exchange Commission available at http://www.sec.gov.
          A copy of the press release announcing the Company’s updated guidance for the fourth quarter of fiscal year 2009 is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 18, 2009, announcing updated guidance for the fourth quarter of fiscal year 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 18, 2009
TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel & Corporate Secretary

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